Exhibit 4.3

EXHIBIT “A”

$40,000	DATE: MARCH 15, 2000

FOR VALUE RECEIVED, SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC. (SBICOA) by John H. Brown, Chairman and Joyce L. Brown, Secretary (hereinafter referred to as the “Maker”) promises to pay to Steven Gregory (hereinafter referred to as the “Holder”) the sum of Forty Thousand Dollars ($40,000) (hereinafter the “Principal Amount”), with interest at the rate of six percent (6%) per annum, until paid. The note is convertible at the option of the holder at any time prior to 90 days from the date of this note to 10,000 shares of common stock in Mega, the recapitalized company and registered for trading. The name of Mega Group, Inc. will be changed to Mega Financial Services Company.

1.  The entire balance due on the Note, principal plus accrued interest, shall be payable 90 days from the date hereof. All payments shall be applied first to late fees, then to administrative charges (such as court costs, bounced check fees, attorney’s fees and other costs of collection, if incurred), then to the payment of interest on the amount of principal remaining unpaid, and the balance thereof credited to payments on the outstanding principal. Upon the holders election, the note shall convert to equity ownership. If the option is exercised, shares in Mega shall be issued upon completion of the merger and re-capitalization.

2.  In the event of default on any installment payment as it becomes due, the entire balance then remaining unpaid shall, at the option of the holder thereof, become immediately due and payable in full, after a ten (10) day written notice to cure such default and Maker’s failure to cure within such period. In addition, the undersigned hereby authorized and empowers any attorney at law to appear for him before any court and to confess judgment or assent to the entry of judgment from the date hereof at the rate of fifteen percent (15%) per annum, reasonable attorney’s fees and costs of suit; and to waive all errors in pleading, notice of dishonor or presentment, stay of execution and the benefit of all exemptions or homestead laws.

3.  The occurrence of any one or more of the following events (the “Events of Default”) shall constitute a default hereunder:

a.  If Maker shall fail to make any payment required hereunder.

b.  The filing of a voluntary or involuntary petition against the undersigned under any of the provisions of the Federal Bankruptcy Act or amendments thereto;

c.  The undersigned’s assignment of the benefit of creditors;

d.  Entry of judgment or issuance of an Order of attachment against the undersigned or

e.  Commencement of any proceeding or procedure for enforcement of a money judgment against the undersigned.

4.  The Maker, for themselves and their heirs, successors and assigns, hereby waive presentment, protest, demand, diligence, notice of dishonor and of nonpayment, and waive and renounce all rights to the benefits of any moratorium, appraisement, exemptions and homestead now provided or which may hereafter be provided by any federal or state statue against the enforcement and collection of the obligations evidenced by the Note and any and all extensions, renewals and modifications hereof.

5.  The undersigned hereby authorized any attorney at law to appear in any court of record in the United States if the balance due provided for herein is not paid at maturity, including any acceleration thereof as provided for herein. The Maker waives the issuance and service of process and confesses a judgment against the Maker in favor of the Holder hereof for the amount of the Note as may be due and unpaid hereon, with costs of suit plus twenty percent (20%) of the amount in default as attorney’s fees, waiving all rights of appeal, stay of execution, and all exemption laws of any state of the United states. The Maker specifically consents to the filing of and maintenance of a confessed judgment action in any court of record in the United States, Maker expressly waiving any objection or defense as to insufficiency of process, lack of personal jurisdiction by any said court over the person, proper venue, and specifically consents to the registration or enrollment of the judgment by confession once granted on any other court of record in the United States.

6.  No failure on the part of Holder or other holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default shall constitute a waiver hereof, and no waiver of any past default shall constitute waiver of any future default or of any other default.

7.  The Maker reserves the firth of prepayment in any amount at any time without penalty.

8.  All payments on this Note are payable to the Holder a the following address, or to such other address as may be hereafter given by written notice from the Maker to the Holder.

Steven Gregory
313 Ushers Road
Ballston Lake, New York 123019

9.  This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

10.  All notices sent to the Maker shall be by hand delivery or by registered or certified mail, return receipt requested, to the Maker at 1730 Rhode Island Avenue, N.S., Suite 415, Washington, DC 20036, or to such address as may be hereafter given by written notice from the Maker to the Holder.

11.  This Note shall be governed by and construed in accordance with the laws of the District of Columbia.

IN WITNESS WHEREOF the Maker has executed this Note on the day and year first above written.

SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC.

By:	/s/ JOHN H. BROWN	By:	/s/ JOYCE L. BROWN
	John H. Brown, President		Joyce L. Brown, Secretary